UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 4, 2013

Unilens Vision Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-17861	27-2254517
(Commission File Number)	(IRS Employer Identification No.)

10431 72nd Street North
Largo, Florida	33777-1511
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code:  (727) 544-2531

N/A

(Former Name or Former Address, if Changed Since Last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

Unilens Vision Inc. issued a press release on October 4, 2013 reporting that it had repurchased 618,522 shares of its common stock, representing approximately 26% of its total shares outstanding, from its largest stockholder, Baker Street Capital L.P., for an aggregate purchase price of approximately $3.1 million, or $4.97 per share.  The repurchased shares will be returned to the Company’s treasury.

The transaction was funded through a $3.3 million expansion and modification of the existing term loan facility provided by Hancock Bank. The term loan will be amortized over a longer seven-year period, bears interest at a floating rate of 30-day LIBOR plus 3.5% and is secured by certain assets of the Company.

This press release is attached as Exhibit 99.1.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the transaction discussed in Item 1.01 above, we received and accepted the resignation of Vadim Perelman as a director of the Company, effective today October 4, 2013. Mr. Perelman, Founder, Managing Partner and Chief Investment Officer of Baker Street Capital L.P., had served as a director of the Company since April 2011.

Item 9.01         Financial Statements and Exhibits.

     (d)                      Exhibit 10.1          Amended and Restated Credit and Security Agreement

                                Exhibit 10.2          Commercial Term Note

                                Exhibit 10.3          Commercial Revolving Line of Credit Note

                                Exhibit 10.4          Loan Modification and Extension Agreement

                                Exhibit 10.5          Stock Purchase Agreement

Exhibit 99.1          Unilens Vision Inc. News Release issued October 4, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNILENS VISION INC. (Registrant)
Date: October 8, 2013	By /s/Leonard F. Barker Name: Leonard F. Barker Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number                                                   Description

10.1        Amended and Restated Credit and Security Agreement

10.2        Commercial Term Note

10.3        Commercial Revolving Line of Credit Note

10.4        Loan Modification and Extension Agreement

10.5            Stock Purchase Agreement

99.1       Unilens Vision Inc. News Release issued October 4, 2013